KalVista Pharmaceuticals Reports Fiscal Second Quarter Results

– KVD900 Enlarged Phase 2 Trial on Track for Potential On-Demand Treatment of Attacks in Patients with Hereditary Angioedema –

– Intravitreal Diabetic Macular Edema Candidate KVD001 Phase 2 Trial Enrollment on Track with Completion Expected in H2 2019 –

– Operations Funded into 2021 –

Cambridge, MA and Salisbury, England, December 14, 2018 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the fiscal second quarter ended October 31, 2018.

“We are still on track with our robust Phase 2 study for KVD900 as a potential acute therapy for patients with hereditary angioedema, or HAE,” said Andrew Crockett, Chief Executive Officer of KalVista. “Our intention is to have an aggressive development plan for KVD900, and use this Phase 2 data set as a basis for discussions with regulators about a faster approval pathway. KVD001, our intravitreal candidate for potential treatment of diabetic macular edema, or DME, currently enrolling a Phase 2 clinical trial, will complete in the second half of 2019.”

Second Quarter and Recent Business Highlights:

•

Announced a more aggressive development plan for KVD900 as an on-demand treatment for attacks of hereditary angioedema (HAE). Data from the enlarged Phase 2 study is expected in late 2019. The Company intends to investigate the efficacy of KVD900 as a potential on-demand treatment for HAE attacks in approximately 50 type 1 and 2 HAE patients.

•

Raised $78.2 million in gross proceeds from a previously announced public offering of 4.6 million shares of common stock at a price of $17.00 per share. The Company received $73.3 million in net proceeds from the offering after deducting underwriting fees and expenses, which is anticipated to fund operations into 2021.

Upcoming Events:

•	Presenting during a poster session at The American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting, February 22-25, 2019 in San Francisco, CA:

Presentation Date: Saturday, February 23, 2019
Presentation Time: 9:45am-10:45am PT
Abstract Title: KVD900 as a Single Dose, Rapid, Oral Plasma Kallikrein Inhibitor for the On-Demand Treatment of Hereditary Angioedema Attacks: Pharmacokinetic and Pharmacodynamic results from a Phase 1 Single Ascending Dose Study.

Session: 2209; Poster 116
Session Title: Urticaria and Angioedema

Fiscal Second Quarter Financial Results:

•

Revenue: Revenue was $5.6 million for the three months ended October 31, 2018, compared to $1.1 million for the same period in 2017. Revenue in the three months ended October 31, 2018 consisted of the recognition of a portion of the upfront payment from Merck related to the agreement signed in October 2017.

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R&D Expenses: Research and development expenses were $7.9 million for the three months ended October 31, 2018, compared to $4.4 million for the same period in 2017. The increase in R&D expense primarily reflects the ongoing clinical trials for KVD001 and KVD900.

•	G&A Expenses: General and administrative expenses were $2.6 million for the three months ended October 31, 2018, compared to $2.7 million for the same period in 2017.
•

Net Loss: Net loss was $3.3 million, or $(0.22) per basic and diluted share for the three months ended October 31, 2018, compared to a net loss of $5.0 million, or $(0.50) per basic and diluted share, for the same period in 2017.

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Cash: Cash and cash equivalents were $121.1 million as of October 31, 2018. The cash balance at October 31, 2018 includes $73.3 million of net proceeds from the Public Offering, which closed on September 10, 2018.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates into Phase 1 clinical trials for HAE. The Company has selected KVD900 as its program to be advanced as an on-demand therapy for HAE attacks, and anticipates commencing a Phase 2 proof-of-concept study in HAE patients in late 2018. In DME, KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, began a Phase 2 clinical trial in 2017 that is anticipated to complete in the second half of 2019.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 30, 2018 and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	October 31,	April 30,
	2018	2018

Assets
Current assets:
Cash and cash equivalents	$121,116	$51,055
Research and development tax credit receivable	7,032	6,834
Prepaid expenses and other current assets	1,922	1,491
Total current assets	130,070	59,380
Other assets	173	173
Property and equipment, net	2,316	1,836
Total assets	$132,559	$61,389
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,018	$1,433
Accrued expenses	2,994	3,087
Deferred revenue - current portion	14,769	18,475
Capital lease liability - current portion	157	221
Total current liabilities	20,938	23,216
Long-term liabilities:
Deferred revenue - net of current portion	4,670	10,862
Capital lease liability - net of current portion	-	58
Total long-term liabilities	4,670	10,920
Stockholders’ equity:
Common stock, $0.001 par value	17	11
Additional paid-in capital	189,164	100,011
Accumulated deficit	(79,994)	(71,660)
Accumulated other comprehensive loss	(2,236)	(1,109)
Total stockholders’ equity	106,951	27,253
Total liabilities and stockholders' equity	$132,559	$61,389

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Revenue	$5,592	$1,127	$9,311	$1,223
Operating expenses:
Research and development	7,876	4,361	16,232	7,837
General and administrative	2,609	2,703	4,979	4,776
Total operating expenses	10,485	7,064	21,211	12,613
Operating loss	(4,893)	(5,937)	(11,900)	(11,390)

Other income:
Interest income	204	1	293	3
Foreign currency exchange rate gain (loss)	(231)	83	(165)	51
Other income	1,616	867	3,438	1,422
Total other income	1,589	951	3,566	1,476
Net loss	$(3,304)	$(4,986)	$(8,334)	$(9,914)

Net loss per share to common stockholders, basic and diluted	$(0.22)	$(0.50)	$(0.64)	$(1.01)

Weighted average common shares outstanding, basic and diluted	15,108,272	10,003,963	12,954,083	9,858,502

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended
	October 31
	2018	2017

Cash Flows from Operating Activities
Net loss	$(8,334)	$(9,914)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	153	79
Stock-based compensation expense	1,323	494
Foreign currency remeasurement loss	226	31
Changes in operating assets and liabilities:
Research and development tax credit receivable	(692)	(1,397)
Prepaid expenses and other current assets	(517)	(636)
Grants and other receivables	—	(590)
Accounts payable	2,088	(139)
Accrued expenses	66	365
Deferred revenue	(9,311)	—
Net cash used in operating activities	(14,998)	(11,707)

Cash Flows from Investing Activities
Acquisition of property and equipment	(786)	(161)
Net cash used in investing activities	(786)	(161)

Cash Flows from Financing Activities
Capital lease principal payments	(104)	(49)
Issuance of common stock from stock option exercises	25	—
Issuance of common stock, net of offering expenses	87,811	9,100
Net cash provided by financing activities	87,732	9,051
Effect of exchange rate changes on cash and cash equivalents	(1,887)	(5)
Net decrease in cash and cash equivalents	70,061	(2,822)
Cash and cash equivalents, beginning of period	51,055	30,950
Cash and cash equivalents, end of period	$121,116	$28,128